                                    LOAN AGREEMENT

                                       BETWEEN

                                PAPER WAREHOUSE, INC.

                                   YALE T. DOLGINOW

                                         AND

                              RICHFIELD BANK & TRUST CO.









                                   JANUARY 29, 1997

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                                    LOAN AGREEMENT

                                  TABLE OF CONTENTS


ARTICLE I.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .   1
     Section 1.01  Definitions . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II.  Amount and Terms of Loan. . . . . . . . . . . . . . . . . . .   4
     Section 2.01  Revolving Loan. . . . . . . . . . . . . . . . . . . . .   4
     Section 2.02  Borrowing Base; Borrowing Certificate . . . . . . . . .   5
     Section 2.03  Making the Revolving Loan . . . . . . . . . . . . . . .   5
     Section 2.04  Note. . . . . . . . . . . . . . . . . . . . . . . . . .   5
     Section 2.05  Payments. . . . . . . . . . . . . . . . . . . . . . . .   6
     Section 2.06  Use of Proceeds . . . . . . . . . . . . . . . . . . . .   6
     Section 2.07  Letters of Credit . . . . . . . . . . . . . . . . . . .   6
     Section 2.08  Origination Fee . . . . . . . . . . . . . . . . . . . .   7

ARTICLE III.  Conditions of Lending. . . . . . . . . . . . . . . . . . . .   7
     Section 3.01  Required Documents. . . . . . . . . . . . . . . . . . .   7
     Section 3.02  Other Conditions. . . . . . . . . . . . . . . . . . . .   9

ARTICLE IV.  Representations and Warranties. . . . . . . . . . . . . . . .   9
     Section 4.01  Corporate Existence and Power . . . . . . . . . . . . .   9
     Section 4.02  Authorization . . . . . . . . . . . . . . . . . . . . .   9
     Section 4.03  Legal Agreements. . . . . . . . . . . . . . . . . . . .  10
     Section 4.04  Financial Statements. . . . . . . . . . . . . . . . . .  10
     Section 4.05  No Adverse Change . . . . . . . . . . . . . . . . . . .  10
     Section 4.06  Titles and Liens. . . . . . . . . . . . . . . . . . . .  10
     Section 4.07  Taxes . . . . . . . . . . . . . . . . . . . . . . . . .  11
     Section 4.08  Litigation. . . . . . . . . . . . . . . . . . . . . . .  11
     Section 4.09  Margin Stock. . . . . . . . . . . . . . . . . . . . . .  11
     Section 4.10  Employee Benefit Plans. . . . . . . . . . . . . . . . .  11
     Section 4.11  No Stock or Securities. . . . . . . . . . . . . . . . .  11
     Section 4.12  Information . . . . . . . . . . . . . . . . . . . . . .  11
     Section 4.13  Absence of Default. . . . . . . . . . . . . . . . . . .  11
     Section 4.14  Insurance . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE V.  Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     Section 5.01  Financial Statements and Other Information. . . . . . .  12
     Section 5.02  Books and Records . . . . . . . . . . . . . . . . . . .  13
     Section 5.03  Taxes and Other Claims. . . . . . . . . . . . . . . . .  13
     Section 5.04  Maintenance of Properties . . . . . . . . . . . . . . .  13
     Section 5.05  Insurance . . . . . . . . . . . . . . . . . . . . . . .  14


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     Section 5.06  Corporate Existence . . . . . . . . . . . . . . . . . .  14
     Section 5.07  Liens . . . . . . . . . . . . . . . . . . . . . . . . .  14
     Section 5.08  Indebtedness. . . . . . . . . . . . . . . . . . . . . .  14
     Section 5.09   Guaranties . . . . . . . . . . . . . . . . . . . . . .  15
     Section 5.10   Sale of Assets . . . . . . . . . . . . . . . . . . . .  15
     Section 5.11   Corporate Structure. . . . . . . . . . . . . . . . . .  15
     Section 5.12   Nature of Business . . . . . . . . . . . . . . . . . .  15
     Section 5.13   Investments. . . . . . . . . . . . . . . . . . . . . .  15
     Section 5.14   Sale and Leaseback . . . . . . . . . . . . . . . . . .  15
     Section 5.15   Compliance with Laws . . . . . . . . . . . . . . . . .  15
     Section 5.16   Transactions with Affiliates . . . . . . . . . . . . .  15
     Section 5.17   Debt to Tangible Net Worth Ratio . . . . . . . . . . .  16
     Section 5.18   Minimum Net Income . . . . . . . . . . . . . . . . . .  16
     Section 5.19   Minimum Tangible Net Worth . . . . . . . . . . . . . .  16
     Section 5.20   Current Ratio. . . . . . . . . . . . . . . . . . . . .  16
     Section 5.21   Bank Accounts. . . . . . . . . . . . . . . . . . . . .  16
     Section 5.22   Dividends. . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE VI.  Events of Default, Rights and Remedies. . . . . . . . . . . .  16
     Section 6.01   Events of Default. . . . . . . . . . . . . . . . . . .  16
     Section 6.02  Rights and Remedies . . . . . . . . . . . . . . . . . .  18

ARTICLE VII.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . .  18
     Section 7.01  Waiver and Amendment. . . . . . . . . . . . . . . . . .  18
     Section 7.02  Costs, Expenses and Taxes . . . . . . . . . . . . . . .  19
     Section 7.03  Addresses . . . . . . . . . . . . . . . . . . . . . . .  19
     Section 7.04  Binding Effect, Assignment; Severability. . . . . . . .  20
     Section 7.05  Jurisdiction and Venue. . . . . . . . . . . . . . . . .  20
     Section 7.06  Headings. . . . . . . . . . . . . . . . . . . . . . . .  21
     Section 7.07  Governing Law . . . . . . . . . . . . . . . . . . . . .  21
     Section 7.08  Further Assurances. . . . . . . . . . . . . . . . . . .  21

EXHIBITS

A    BORROWING CERTIFICATE
B    REVOLVING PROMISSORY NOTE
C    SECURITY AGREEMENT
D    CERTIFICATE OF AUTHORITY
E    CERTIFICATE OF INDEBTEDNESS AND LIENS
F    GUARANTY
G    FORM OF SUBORDINATION AGREEMENT


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                                    LOAN AGREEMENT


    THIS AGREEMENT is entered into as of this 29th day of January, 1997, between Paper Warehouse, Inc., a Minnesota corporation ("Borrower"), Yale T. Dolginow, a resident of Minnesota ("Guarantor"), and Richfield Bank & Trust Co., a Minnesota banking corporation ("Bank").

    WHEREAS, Borrower is bound by the terms and conditions of that certain Loan Agreement dated as of March 4, 1996 by and between the Borrower, the Guarantor, the Bank and Boatmen's First National Bank of Kansas City, a national banking association, ("Boatmen's") pursuant to which the Bank and Boatmen's granted to the Borrower a revolving line of credit up to a maximum of $6,500,000 (the "Prior Loan Agreement" and the "Prior Loan"); and

    WHEREAS, the Borrower has requested a revised and increased revolving loan as well as a facility for the issuance of letters of credit, and

    WHEREAS, the Bank is willing to grant such increased revolving loan on the terms and conditions set forth herein and is willing to provide such letter of credit facility;

    NOW THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:


                                      ARTICLE I.

                                     DEFINITIONS

    Section 1.01 DEFINITIONS. For purposes of this Agreement, except as otherwise expressly provided:

         (a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and

         (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

         "Advance" means an advance of credit by the Bank to Borrower pursuant to Article II.

         "Affiliate" means (i) a person, directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 10% of the outstanding voting stock of such other person,
(iii) any officer, director or partner of such person, and (iv) if such other person is an officer, director or partner, any entity for which such person acts in such capacity. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management


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and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

         "Borrower Documents" means this Agreement, the Note, the Borrowing Certificates, the Security Agreement, the Life Insurance Assignment, all financing statements and writings required under Section 3.01(c), any Letter of Credit or Letter of Credit Application contemplated by Section 2.07 and all other writings, documents, instruments, certificates and statements contemplated hereunder to be executed or supplied by Borrower together with any and all amendments, replacements, substitutions, extensions, or other modifications of any of the foregoing.

         "Borrowing Certificate" has the meaning specified in Section 2.02.

         "Borrowing Base" has the meaning specified in Section 2.02.

         "Closing Date" means the date on which the Bank makes the initial Advance under the Line of Credit.

         "Debt" means (i) all items of indebtedness or liability which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of a balance sheet as at the date as of which Debt is to be determined, and (ii) indebtedness secured by any mortgage, pledge, lien or security interest on property of the Person whose indebtedness is being determined, whether or not the indebtedness secured thereby shall have been, assumed, and (iii) guaranties, endorsements (other than for purposes of collection in the ordinary course of business) and other contingent obligations in respect of, or to purchase or otherwise acquire indebtedness of others.

         "Eligible Accounts Receivable" means only such accounts receivable of the Borrower as the Bank, in its sole discretion, shall deem eligible. Without limiting the discretion of the Bank to consider any other account receivable not to be an Eligible Account Receivable, and by way of example only of types of accounts receivable that the Bank will consider not to be Eligible Accounts Receivable, notwithstanding any earlier classification of eligibility, the following accounts receivable shall not be considered Eligible Accounts
Receivable: (i) any account receivable which is more than 61 days past invoice date; (ii) any account receivable as to which any warranty is breached; (iii) any account receivable as to which the account debtor or other obligor disputes liability or makes any claim; (iv) any account receivable owed by any Affiliate or any officer, director or shareholder of the Borrower or any Affiliate or any of their relatives or any partnership, corporation, association, joint venture or other business entity wholly or partly owned or controlled directly or indirectly by any of them or any of their relatives; (v) any account receivable owed by any person as to whom a petition in bankruptcy or other application for relief is filed under any bankruptcy, reorganization, moratorium, insolvency or similar law; (vi) any account receivable owed by any person who is deceased, makes an assignment for the benefit of creditors, becomes insolvent, fails, suspends business, goes out of business or is in receivership; (vii) any account receivable owed by the United States government or any agency of the United States government; (viii) any account receivable owed by any person if 10% or more in amount of the accounts receivable owed by such person to the Borrower are more than 61 days past invoice date or are otherwise considered ineligible; (ix) consignment receivables; (x) bonded receivables; (xi) any account receivable constituting a retainage;


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(xii) any account receivable for goods which have not been shipped or work which has not been fully performed; (xiii) any account receivable owed by any person outside the United States of America; (xiv) any account receivable sold to a factor and (xv) any account receivable owed by any person with whose creditworthiness the Bank becomes dissatisfied. In the event the Borrower owes any amount to any person that owes an account receivable to the Borrower, such amount owed by the Borrower shall be deducted from that portion of the account receivable which would otherwise qualify as an Eligible Account Receivable and only the difference thereof shall be considered an Eligible Account Receivable. No account receivable which does not qualify as an Eligible Account Receivable shall be considered an Eligible Account Receivable unless the Bank, upon the written request of the Borrower, states in writing that such account receivable is to be considered an Eligible Account Receivable.

         "Eligible Inventory" means the lesser of cost or fair market value of only such inventory of the Borrower as the Bank, in its sole discretion, shall deem eligible, computed on a first-in, first-out basis in accordance with generally accepted accounting principles consistently applied. Without limiting the discretion of the Bank to consider any other inventory not to be Eligible Inventory, notwithstanding any earlier classification of eligibility, the following inventory shall not be considered Eligible Inventory: (i) any inventory that does not constitute finished goods; (ii) any inventory which does not meet all standards imposed by any governmental agency; (iii) any inventory which has not been physically received by the Borrower at one of its locations described in the Security Agreement; (iv) any inventory which is obsolete, or which is not usable by the Borrower in the normal course of its business; (v) any inventory which is on consignment to or from any other person, or which has been sold to any other person, or which is subject to any bailment or lease; (v) any inventory which is not held for sale by the Borrower in the normal course of its business, or which is not saleable by the Borrower in the normal course of its business; and (vi) any inventory in which the Bank does not have a perfected security interest constituting a first lien.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Event of Default" has the meaning specified in Section 6.01.

         "Guarantor Documents" means the Guaranty and all writings, documents, instruments, certificates and statements contemplated hereunder to be delivered by the Guarantor together with any and all amendments, replacements, substitutions, extensions, or other modifications of any of the foregoing.

         "Guaranty" has the meaning specified in Section 3.01(g).

         "Letter of Credit" has the meaning specified in Section 2.08.

         "Letter of Credit Application" has the meaning specified in Section
2.07.

         "Life Insurance Assignment" has the meaning specified in Section
3.01(k).

         "Line of Credit" has the meaning specified in Section 2.01.


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         "Loan" means Advances under the Line of Credit.

         "Loan Documents" means collectively, the Borrower Documents, the Guarantor Documents, and all other writings, documents, instruments, certificates and statements contemplated hereunder together with any and all amendments, replacements, substitutions, extensions, or other modifications of any of the foregoing.

         "Note" has the meaning specified in Section 2.04.

         "Person" means any natural person, corporation, joint venture, partnership, trust, association, limited liability entity, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary, or other capacity.

         "Plan" has the meaning specified in Section 4.10.

         "Prohibited Transaction" has the meaning assigned to that term in ERISA.

         "Reportable Event" has the meaning assigned to that term in ERISA.

         "Security Agreement" has the meaning specified in Section 3.01(b).

         "Subordinated Debt" means Debt, the payment of which is subordinate to Debt due the Bank.

         "Subordination Agreement" has the meaning specified in
Section 3.01(l).

         "Tangible Net Worth" means the aggregate of Borrower's paid in capital, retained earnings and Subordinated Debt reduced by the aggregate value of (i) all patents, trademarks, tradenames, copyrights, licenses, good will, rights under noncompete agreements, deferred charges or treasury stock or any securities or Debt of Borrower or any other securities (unless the same are readily marketable in the United States of America) and debt acquisition fees, and (ii) any write-up in the book value of any assets.

                                     ARTICLE II.

                               AMOUNT AND TERMS OF LOAN

    Section 2.01 REVOLVING LOAN. The Bank shall, on the terms and subject to the conditions hereinafter set forth, make Advances to the Borrower from time to time during the period from the date hereof to and including May 31, 1998, in an aggregate amount not to exceed at any time outstanding taken together with the available amount of all issued and outstanding Letters of Credit issued by the Bank pursuant to Section 2.07, the lesser of $7,500,000 or the following amounts: the lesser of (a) the Borrowing Base plus $1,500,000 or (b) 65% of the aggregate value of Eligible Inventory of Borrower, (the "Line of Credit"). Notwithstanding the foregoing, the Bank shall not be obligated at any time to make Advances under the Line of Credit, if, after giving effect to the Advance requested, the unpaid principal amount of Advances made by the Bank exceeds the lesser


                                          4
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of $7,500,000 or the maximum amount of Advances permitted under this Section.
Further, in a period of at least 60 consecutive days during each fiscal year, Borrower shall limit the amount outstanding under the Line of Credit to the maximum amount of the Borrowing Base in effect for such period. Within the limits of the Line of Credit, the Borrower may borrow, prepay, and reborrow under this Section 2.01.

    Section 2.02  BORROWING BASE; BORROWING CERTIFICATE.

         (a) The availability of Advances shall be determined by reference to the "Borrowing Base", which means the sum of (i) 75% of Eligible Accounts Receivable of Borrower and (ii) 50% of Eligible Inventory of Borrower.

         (b) Within 30 days after the end of each month as long as the Note is outstanding, Borrower shall deliver to the Bank a borrowing certificate in the form of Exhibit A hereto (the "Borrowing Certificate"), dated as of such date and properly completed and executed by an officer of Borrower, which Borrowing Certificate shall state the amount of assets constituting elements of the Borrowing Base formula and the amount of the Borrowing Base, all such amounts to be determined as of the close of business on a day reasonably satisfactory to the Bank, and shall certify that the representations and warranties contained in
Article IV are correct in all material respects as of the date of the Borrowing Certificate and that no event has occurred or would result from any requested Advance which constitutes an Event of Default or would constitute an Event of Default with notice or the passage of time or both. In the event that the amount outstanding under the Line of Credit exceeds the maximum amount of the Line of Credit permitted under the terms of Section 2.01, Borrower shall pay to the Bank within 15 days of demand thereto, the amount of such excess, which payment shall be applied to the Note.

    Section 2.03 MAKING THE REVOLVING LOAN. Each Advance shall be made on prior written request from Borrower to the Bank or telephonic request from any person purporting to be authorized to request Advances on behalf of Borrower, which request shall be made prior to 1:00 p.m. on the date on which the requested Advance is to be made and shall specify the date of the requested Advance and the amount thereof. Upon fulfillment of the terms and conditions hereof, the Bank shall disburse the amount of the requested Advance by crediting the same to Borrower's demand deposit account maintained with the Bank or in such other manner as the Bank and Borrower may from time to time agree.
Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering to the Bank an appropriate written confirmation in such form as the Bank requests. Borrower shall be obligated to repay all Advances notwithstanding the failure of the Bank to receive such confirmations and notwithstanding the fact that the person requesting the Advance was not authorized to do so. Any request for an Advance shall be deemed to be a representation that the statements set forth in Sections 3.02(c) and 3.02(d) are correct as of the date of such request. On the Closing Date, any amounts due under the terms of the Prior Loan shall be deemed to be due under the terms of the Note.

    Section 2.04 NOTE. The obligation to repay the Advances together with interest and other charges thereon shall be evidenced by a promissory note of the Borrower in the principal amount of $7,500,000 payable to the order of the Bank in the form of Exhibit B hereto (the "Note"), dated effective the date of this Agreement. Interest shall accrue on the unpaid principal balance due under


                                          5
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the Note at a rate that shall always be one half of one percent (0.50%) in excess of the Bank's base rate which rate shall change when and as such base rate shall change. All interest shall be calculated on the number of days elapsed in a 360 day year. Interest at the rate specified in the Note is due and payable on the thirtieth day of each month (or the last day of the month of February) commencing February 28, 1997 and the entire unpaid principal balance due thereunder together with all accrued but unpaid interest thereon, plus all other charges under the Note and hereunder, shall be due and payable on May 31, 1998.

    Section 2.05 PAYMENTS. All payments (including prepayments) made by the Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to the Bank at the Bank's principal office, in each case in lawful money of the United States of America and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a business day, such payment shall be extended to the next succeeding business day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Whenever any payment received by the Bank under this Agreement or the Note is insufficient to pay in full all amounts then due and payable to the Bank under this Agreement and the Note, such payment shall be distributed and applied by the Bank in the following order: FIRST, to the payment of all expenses and other amounts due and payable to the Bank; SECOND, to the payment of interest then due and payable under the Note; and THIRD, to the payment of the principal amount of the Note which is then due and payable. Borrower agrees that the amount shown on the books and records of the Bank as being the unpaid balance of principal, accrued interest and other charges, fees and expenses under the Note and this Agreement shall be prima facie evidence thereof. Borrower hereby irrevocably authorizes the Bank, if and to the extent payment is not promptly made pursuant hereto, to set off and charge against any amount owing by the Bank to Borrower an amount equal to the principal, accrued interest and other charges, fees and expenses then due. In addition, Borrower hereby irrevocably authorizes the Bank to collect interest and other charges, fees and expenses, under the Note and this Agreement when due from time to time by charging Borrower's demand deposit accounts at the Bank and grants to the Bank all rights of banker's lien provided by applicable law.

    Section 2.06 USE OF PROCEEDS. Proceeds from the Loan shall be used exclusively to repay the Prior Loan, for working capital and for capital expenditures for creation of new retail locations. Upon application of Advances to payment of the Prior Loan, the Prior Loan Agreement and the agreements related thereto shall terminate. The Bank shall thereupon return to Borrower and the Guarantor the originals of any promissory notes and guaranties delivered by Borrower or Guarantor pursuant to the Prior Loan Agreement.

    Section 2.07 LETTERS OF CREDIT. From time to time as requested by Borrower, Bank agrees to issue on Borrower's behalf one or more Letters of Credit in favor of parties designated by Borrower to secure the performance of obligations of Borrower. Such letters of credit, and any renewals thereof, shall be issued for Borrower's account. (Each such Letter of Credit is referred to herein as a "Letter of Credit".) The face amount of all Letters of Credit issued on Borrower's behalf and outstanding hereunder shall not exceed at any time the sum of $500,000. No Letter of Credit shall have an expiration date later than one year from the date of issue. Any Letters of Credit issued by the Bank for the benefit of Borrower prior to the date of this Agreement and outstanding as of the date hereof shall be deemed to have been issued under the terms of this Section as of the effective date of this Agreement. Each Letter of Credit shall be issued in accordance with the Bank's customs and practices in effect from time to time pursuant to a Letter of Credit application to be entered into between Borrower and the Bank in such form as may be required by the Bank (each a "Letter of Credit Application"). Upon the issuance of any Letter of Credit, the Borrower shall pay to the Bank an issuance fee of $200 which shall be the sole fee payable with respect to the issuance of said Letters of Credit. All amounts disbursed by the Bank in response to a draw on any of the Letters of Credit shall be deemed to be an advance under the terms of the Note and shall be repaid together with interest thereon in accordance with the terms of the Note.

    Section 2.08 ORIGINATION FEE. Borrower shall pay to the Bank an Origination Fee of $7,500 on the Closing Date.

                                     ARTICLE III.

                                CONDITIONS OF LENDING

    Section 3.01 REQUIRED DOCUMENTS. The making of the initial Advance under the Line of Credit shall be subject to the condition precedent that the Bank shall have received prior thereto a duly executed copy of this Agreement together with all of the following, in form and substance reasonably satisfactory to the Bank:

         (a)  The Note properly executed on behalf and in the name of Borrower.

         (b) A security agreement, in the form of Exhibit C hereto (the "Security Agreement"), properly executed on behalf and in the name of Borrower.

         (c) All financing statements, certificates of title and other writings, properly executed, which are deemed by the Bank to be necessary or desirable to grant the Bank a perfected security interest constituting a first lien on the property described in the Security Agreement subject only to the liens described in Section 5.07.

         (d) A certificate of insurance covering the tangible property described in the Security Agreement, in such amounts, against such risks and in such companies as shall be reasonably acceptable to the Bank, which certificate shall name the Bank as loss payee or additional insured as its interest may appear, and certificates of all other insurance required by Section 5.05.

         (e) A certificate of the Secretary of Borrower, attested by a director of the Borrower and showing the corporate seal, if any, of Borrower, in the form of Exhibit D hereto. The Bank may conclusively rely on such certificate until the Bank shall receive a further certificate of the Secretary of Borrower, in form and substance satisfactory to the Bank, canceling or amending the prior certificate and containing and certifying the signatures of the officers named in such further certificate.

         (f) A certificate of indebtedness and liens, in the form of Exhibit E hereto, properly completed and executed by an officer of Borrower and attested by one other officer of Borrower.


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

         (g) A guaranty agreement, in the form of Exhibit F hereto (the "Guaranty"), properly executed by the Guarantor.

         (h) An opinion of counsel to the Borrower in form and substance satisfactory to the Bank certifying as to such matters as the Bank may request including by way of example and not limitation (i) that the Borrower is duly organized and validly existing under the laws of the State of Minnesota; and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property, or the conduct of its business requires such qualification except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of the Borrower; (ii) that the Borrower Documents have been duly authorized by all necessary action of the Borrower; (iii) that the Loan Documents have been duly executed and delivered, are the legal, valid, and binding obligations of the Borrower, the Guarantor and other signatories thereto, and are enforceable in accordance with their terms subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;
(iv) that to the best of such counsel's knowledge and belief, there is no action, proceeding or investigation pending or threatened which involves the Borrower or the Guarantor or which might materially adversely affect the ability of the Borrower or the Guarantor to perform their obligations under the Loan Documents; and (v) that, to the best of such counsel's knowledge and belief, the transactions contemplated hereby will not result in any violation of or be in conflict with any term of the Borrower's organizational documents or of any mortgage, indenture, lease, assignment, agreement or other instrument or any license, permit, judgment, decree, order, statute, law, ordinance, or governmental rule or regulation applicable to the Borrower or result in the creation of any lien upon any of its properties or assets, other than as contemplated hereby.

         (i) A current certificate of good standing or due qualification for Borrower issued by the Secretaries of State for Minnesota, Missouri, Oklahoma, Kansas, Colorado, Iowa, and Wisconsin.

         (j) A properly completed and executed Federal Reserve Form U-1 from the Borrower.

         (k) An assignment of Life Insurance Policy as Collateral relating to Policy No. 4102683 issued by Principal Mutual Life Insurance Company on the life of the Guarantor (the "Life Insurance Assignment"). The parties agree that the assignment of insurance policy executed and delivered by Borrower to the Bank dated February 21, 1990 shall constitute the Life Insurance Assignment for the purposes of this Agreement and shall secure any and all liabilities to the Bank under the terms of the Borrower Documents. Borrower agrees to maintain the Life Insurance Policy in full force and effect so long as any amounts remain due the Bank under any of the Loan Documents.

         (l) Subordination agreements (collectively, the "Subordination Agreement") in the form of Exhibit G hereto properly executed by the Borrower and all Affiliates of Borrower to whom Borrower is indebted.

         (m)  Such other documents as the Bank may reasonably request.

         The obligation of the Bank to make the initial Advance under the Line of Credit shall be subject to the additional condition precedent that the following have occurred to the satisfaction of the Bank:

         (n) Borrower shall have paid in full or shall pay out of the proceeds of the Loan all amounts due with respect to the Prior Loan.

         (o) Borrower shall have paid the Origination Fee described in Section 2.08.

    Section 3.02 OTHER CONDITIONS. Each Advance (including the initial Advance) shall be subject to the further conditions precedent that prior to such
Advance:

         (a) The Bank shall have received all Borrowing Certificates required to be delivered by Borrower in accordance with Section 2.02; and

         (b) The most recent Borrowing Certificate shall show, to the satisfaction of the Bank, that the amount outstanding under the Line of Credit plus the amount of the requested Advance is less than the maximum amount permitted under the terms of Section 2.01; and

         (c) The representations and warranties contained in Article IV are correct in all material respects as of the date of such Advance as though made as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

         (d) No event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default or would constitute an Event of Default with notice or passage of time or both.

                                     ARTICLE IV.

                            REPRESENTATIONS AND WARRANTIES

    The Borrower and the Guarantor represent and warrant to the Bank as follows insofar as each such representation and warranty applies to them or their actions:

    Section 4.01 CORPORATE EXISTENCE AND POWER. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, and has all requisite power and authority to own its property and carry on its business. The Borrower has all requisite power and authority to execute and deliver and to perform all of its obligations under the Borrower Documents.

    Section 4.02 AUTHORIZATION. The execution, delivery and performance by the Borrower of the Borrower Documents have been duly authorized by all requisite action and do and will not (a) require any consent or approval of any person or governmental authority, (b) violate any law, rule, regulation, order, writ, injunction or decree, or the articles of incorporation or bylaws of the

Borrower, (c) result in a breach of or constitute a default under any contract, agreement or other writing to which the Borrower is a party or by which the Borrower or any property of the Borrower may be bound or affected, or (d) result in, or require the creation or imposition of, any mortgage, security interest or other interest, encumbrance, claim or charge of any nature, except in favor of the Bank, upon or with respect to any property of the Borrower.

    The execution, delivery and performance by the Guarantor of the Guarantor Documents will not (a) require any consent or approval of any person or governmental authority, (b) violate any law, rule, regulation or order, writ, injunction or decree, (c) result in a breach of or constitute a default under any contract, agreement or other writing to which the Guarantor is a party or by which the Guarantor or his property is bound or affected, or (d) result in or require the creation or imposition of any mortgage, security interest or other interest, encumbrance, claim or charge of any nature, except in favor of the Bank, upon or with respect to any property of the Guarantor.

    Section 4.03 LEGAL AGREEMENTS. The Borrower Documents constitute, or when executed, will constitute, the legal, valid and binding obligations of the Borrower; and the Guarantor Documents constitute, or when executed, will constitute, the legal, valid and binding obligations of the Guarantor; and all said agreements are enforceable in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the rights and remedies of creditors generally, statutes of limitation and the effect of general principles of equity.

    Section 4.04 FINANCIAL STATEMENTS. The Borrower has furnished the Bank with a copy of Borrower's financial statements and accompanying annual audit report for the fiscal year ending January 26, 1996, and a copy of Borrower's unaudited financial statements for the ten month period ending November 30, 1996, in the form contemplated by Section 5.01, including all schedules and notes pertaining thereto. Such financial statements were prepared in accordance with generally accepted accounting principles consistently applied, and fully and fairly present the financial condition of the Borrower on the date thereof and the results of its operations for the periods covered thereby. The Guarantor has furnished the Bank with his personal compiled financial statement as of a recent date which statement fully and fairly presents the financial condition of the Guarantor as of the date thereof.

    Section 4.05 NO ADVERSE CHANGE. There has been no material adverse change in the business, property or condition (financial or otherwise) of the Borrower since the date of the latest financial statement referred to in Sections 4.04 and 5.01, and there has been no material adverse change in the financial condition of the Guarantor since the date of his latest financial statement referred to in Sections 4.04 and 5.01.

    Section 4.06 TITLES AND LIENS. The Borrower has good title to all of the properties reflected in the latest balance sheets referred to in Sections 4.04 and 5.01, and in all Borrowing Certificates free and clear of all mortgages, security interests and other interests, encumbrances, claims and charges, except for liens permitted by Section 5.07 and covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of the Borrower.

    Section 4.07 TAXES. Except as permitted by Section 5.03, the Borrower and the Guarantor have filed all required tax returns, have paid all due and payable taxes, assessments and other governmental charges levied or imposed upon any of them or upon any of their income or profits or upon any of their property, and have made adequate provision for the payment of such taxes, assessments and other charges accruing but not yet due and payable.

    Section 4.08 LITIGATION. There is no pending or threatened notice, claim, litigation, proceeding or investigation against or affecting the Borrower or the Guarantor or any property of any of them, whether or not covered by insurance, that would involve the payment by the Borrower or the Guarantor of $100,000 or more in the aggregate or would otherwise have a material adverse effect on the financial condition, business, prospects, property or operations of the Borrower or the Guarantor, and, to their best knowledge and belief, there is no basis for any such order, notice, claim, litigation, proceeding or investigation.

    Section 4.09 MARGIN STOCK. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

    Section 4.10 EMPLOYEE BENEFIT PLANS. No Reportable Event or Prohibited Transaction has occurred with respect to any employee benefit plan or other plan maintained for employees of the Borrower ("Plan"). Each Plan is in compliance with all applicable requirements of ERISA and all applicable rulings and regulations thereunder.

    Section 4.11 NO STOCK OR SECURITIES. The Borrower has no subsidiaries and owns no shares of stock or securities of any non-governmental entities.

    Section 4.12 INFORMATION. No information furnished or to be furnished by or on behalf of the Borrower or the Guarantor to the Bank for the purposes of or in connection with this Agreement or any transaction contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not materially misleading.

    Section 4.13 ABSENCE OF DEFAULT. No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of either the Borrower or the Guarantor the right to accelerate the maturity of any indebtedness of such party for borrowed money. The Borrower and the Guarantor are not in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could materially adversely affect the property, financial condition or business operations of such party.

    Section 4.14 INSURANCE. The Borrower carries all insurance required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.

                                      ARTICLE V.

                                      COVENANTS

    So long as the Note or any amendment, extension, renewal or replacement thereof shall remain outstanding, the Borrower and the Guarantor shall comply with the following requirements:

    Section 5.01 FINANCIAL STATEMENTS AND OTHER INFORMATION. The Borrower shall deliver to the Bank, in form and substance reasonably satisfactory to the
Bank:

         (a) As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report of the Borrower together with the unqualified opinion of the independent certified public accountants selected by the Borrower and reasonably acceptable to the Bank, which report shall include the balance sheet of the Borrower as of the end of such fiscal year, and the related statements of income, retained earnings and cash flows of the Borrower for such fiscal year, including all supporting schedules and notes, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting practices applied in the annual financial statements previously furnished by Borrower to the Bank and a report signed by such accountants stating that in making the investigations in connection with their review of the financial statements they obtained no knowledge, except as specifically stated, of any Event of Default or of any event which with notice of lapse of time or both would constitute an Event of Default, all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Sections 5.17 through 5.20.

         (b) As soon as available and in any event within 30 days after the end of each month the balance sheet of the Borrower as of the end of such month and related statements of income and retained earnings of the Borrower for such month and for the year to date, including all supporting schedules and notes, all in reasonable detail, prepared and certified by an officer of the Borrower to have been prepared on a basis consistent with the accounting practices applied in the financial statements referred to in Section 5.01(a), subject, however, to year-end adjustments.

         (c) As promptly as practicable (but in any event not later than five business days) after any officer of the Borrower obtains knowledge thereof, written notice of all orders, notices, claims, litigation, proceedings and investigations against or affecting the Borrower or any property of the type described in Section 4.08.

         (d) As promptly as practicable (but in any event not later than five business days) after any officer of the Borrower obtains knowledge of the occurrence of any event which constitutes an Event of Default or would constitute an Event of Default with notice or passage of time or both, written notice of such occurrence, together with a detailed statement by such responsible officer of the Borrower of the steps being taken by such corporation to cure the effect of such event.

         (e) Promptly after the Bank's request therefor, such other information respecting the condition, financial or otherwise, business or property of the Borrower as the Bank may from time to time reasonably request.

    The Guarantor shall deliver to the Bank, in form and substance satisfactory to the Bank:

         (f) As soon as available, and in any event within 90 days after the end of each calendar year, financial statements showing the financial condition of the Guarantor as of December 31 of such year.

         (g) As promptly as practicable, but in any event within five business days after obtaining knowledge thereof, written notice of all orders, notices, claims, litigation, proceedings and investigations against or affecting the Guarantor or his property of the kind described in Section 4.08.

         (h) As promptly as practicable, but in any event within five business days after obtaining knowledge of the occurrence of an Event of Default or any event which constitutes an Event of Default or would constitute an Event of Default with notice or passage of time or both written notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower or the Guarantor of the steps being taken by the Borrower or the Guarantor to cure the effect of such event.

         (i) Promptly after the Bank's request therefor, such other information respecting the condition, financial or otherwise, business or property of the Guarantor as the Bank may from time to time reasonably request.

    Section 5.02 BOOKS AND RECORDS. The Borrower shall keep accurate books and records in which true and complete entries will be made in accordance with generally accepted accounting principles consistently applied. Upon request of the Bank, the Borrower during normal business hours, shall give representatives of the Bank access to and permit such representatives to examine, copy and make extracts from all books, records and other writings in its possession, to inspect its property and to discuss its finances, accounts, property and business with any of its officers and directors.

    Section 5.03 TAXES AND OTHER CLAIMS. The Borrower and the Guarantor shall file when due all required tax returns, shall pay when due all taxes, assessments and other governmental charges levied or imposed upon them or upon their income or profits or upon any of their property, and shall pay when due all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any property; provided, that neither the Borrower nor the Guarantor shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings, and for which a proper reserve has been established in accordance with generally accepted accounting principles.

    Section 5.04 MAINTENANCE OF PROPERTIES. The Borrower shall keep and maintain its inventory, equipment, real estate and other property necessary or useful in its business in good condition and repair and shall pay when due all rental and mortgage payments due on such property; provided, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business and not disadvantageous in any material respect to the Bank as holder of the Note.

    Section 5.05 INSURANCE. The Borrower shall obtain and maintain insurance with insurers that are reasonably acceptable to the Bank, in such amounts and with such coverages (including without limitation commercial general liability insurance, fire, hazard and extended coverage property insurance on all of its assets, business interruption insurance, necessary workers, compensation insurance and all other coverages as are consistent with industry practice) as are reasonably acceptable to the Bank. All insurance policies shall name the Bank as loss payees or additional insured, as appropriate, and shall contain a provision whereby they cannot be canceled except after 30 days, written notice to the Bank. In the event the Borrower fails to pay any premium on any such insurance, the Bank may do so, and the Borrower shall reimburse the Bank for any such payment on demand. The Borrower hereby assigns to Bank all returned or unearned premiums that may be payable to the Borrower upon cancellation of any such policies for any reason (other than as a result of an intentional change by the Borrower of its insurance carrier), and all proceeds of such insurance, and agrees that upon the occurrence of and during the continuance of an Event of Default the Bank may direct the insurers to pay the Bank all such amounts. The Borrower hereby grants the Bank a limited power of attorney to endorse any check or other remittance payable to the Borrower to collect such returned or unearned premiums and the proceeds of such insurance, and any amount so collected may be applied by the Bank to any obligations due the Bank by the Borrower as the Bank, in its discretion, deem appropriate.

    Section 5.06 CORPORATE EXISTENCE. The Borrower shall preserve and maintain its corporate existence and all of its rights, privileges and franchises, and comply with all applicable laws and regulations.

    Section 5.07 LIENS. The Borrower shall not create, incur or permit to exist in favor of any person other than the Bank any mortgage, deed of trust, security interest or other lien on any of its property now owned or hereafter acquired, except mortgages, deeds of trust, security interests and other liens securing any indebtedness for borrowed money in existence on the date hereof and listed in the certificate of indebtedness and liens described in Exhibit E and purchase money security interests securing indebtedness permitted by Section 5.08(d).

    Section 5.08 INDEBTEDNESS. The Borrower shall not incur, create, assume or permit to exist any indebtedness for borrowed money or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

         (a)   Indebtedness to the Bank;

         (b) Indebtedness in existence on the date hereof (other than the Prior Loan) and listed in Exhibit E hereto, but not including any extensions or renewals thereof, (other than extensions or renewals of Subordinated Debt);

         (c) Indebtedness and extensions and renewals thereof, which is subordinated in right of payment to all indebtedness of the Borrower to the Bank; and

         (d) Indebtedness incurred in the purchase (or borrowing for the purchase) or lease of equipment.

    Section 5.09 GUARANTIES. The Borrower shall not guarantee, endorse, assume or otherwise become directly or contingently liable in connection with any obligation of any other person, except by the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business.

    Section 5.10 SALE OF ASSETS. The Borrower shall not sell, lease, assign, transfer or otherwise dispose of all or a substantial part of its assets (whether in one transaction or in a series of transactions) to any person other than in the ordinary course of business.

    Section 5.11 CORPORATE STRUCTURE. The Borrower shall not consolidate with or merge into any other person, or permit any other person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other person.

    Section 5.12 NATURE OF BUSINESS. The Borrower shall not engage in any line of business materially different from that presently engaged in by the Borrower without consent of the Bank.

    Section 5.13 INVESTMENTS. The Borrower shall not purchase or hold beneficially any shares of stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other person, except:

         (a) Certificates of deposit issued by a bank having deposits in excess of $100,000,000.00 and whose deposits are insured by the Federal Deposit Insurance Corporation;

         (b) Obligations of, or guaranteed by the United States Government or any agency thereof;

         (c)  Travel advances to officers and employees of the Borrower; and

         (d) Advances in the form of progress payments, prepaid rent or security deposits.

    Section 5.14 SALE AND LEASEBACK. The Borrower shall not enter into any arrangement, directly or indirectly, with any other person whereby the Borrower shall sell or transfer any real or personal property and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

    Section 5.15 COMPLIANCE WITH LAWS. The Borrower will comply with the requirements of applicable laws and regulations, the noncompliance with which would materially and adversely affect its business or the financial condition of the Borrower.

    Section 5.16 TRANSACTIONS WITH AFFILIATES. The Borrower will not directly or indirectly, enter into any transaction, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions at least as favorable to the Borrower, as those that would be obtained through an arm's length negotiation with an unaffiliated third party.

    Section 5.17 DEBT TO TANGIBLE NET WORTH RATIO. The Borrower shall achieve a ratio of Debt (exclusive of Subordinated Debt) to Tangible Net Worth as of July 31, 1997 of not more than 2.25 to 1 and as of the end of Borrower's fiscal year ended January 1998 of not more than 2.00 to 1.

    Section 5.18 MINIMUM NET INCOME. During the fiscal year ending in January 1998, the Borrower shall achieve a net income before distributions to shareholders of not less than $1,500,000.

    Section 5.19 MINIMUM TANGIBLE NET WORTH. The Borrower shall have a minimum Tangible Net Worth of not less than $6,000,000 as of the end of its fiscal year ending in January 1998.

    Section 5.20 CURRENT RATIO. The Borrower shall achieve a ratio of its current assets to its current liabilities of not less than 1 to 1 as of the end of its fiscal year ending in January 1998.

    Section 5.21 BANK ACCOUNTS. So long as any amounts remain outstanding under the terms of the Note, the Borrower shall maintain its primary disbursement accounts with the Bank.

    Section 5.22 DIVIDENDS. The Borrower shall not declare or pay any dividends or other payments (other than dividends payable solely in stock of such entity) on account of any shares of its stock, in excess of amounts necessary to permit shareholders of Borrower to pay income taxes attributable to them by reason of any election by Borrower to be taxed as a S Corporation.

                                     ARTICLE VI.

                        EVENTS OF DEFAULT, RIGHTS AND REMEDIES

    Section 6.01 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default":

         (a) Default in the payment of any amount due under this Agreement or the Note and the continuance of such default for a period of 10 days; or

         (b) Any statement, representation or warranty of the Borrower or the Guarantor (or any officer, employee, Bank or attorney of the Borrower or the Guarantor) to the Bank at any time, including without limitation any statement, representation or warranty made in this Agreement or in any writing contemplated by this Agreement, shall be incorrect or misleading in any material respect when made; or

         (c) Default in the performance or breach of any covenant or agreement of the Borrower or the Guarantor in this Agreement, any writing contemplated by this Agreement or any other agreement with the Bank, or any of the documents contemplated thereby, and the continuance of such default for a period of 30 days; or

         (d) The Borrower or the Guarantor shall become insolvent, be unable or admit in writing its or their inability to pay its or their debts as they mature, make an assignment for the benefit of creditors, apply for or consent to the application or suffer the appointment of any receiver, trustee or similar officer, die, or initiate or have initiated against it or him or them any act, process or proceeding under any insolvency, bankruptcy, dissolution, liquidation or similar law (provided that the filing of an involuntary petition in bankruptcy against the Borrower or the Guarantor shall constitute an Event of Default only if the petition is not dismissed within 60 days after filing); or

         (e) A default continuing for more than 10 days after notice thereof under any lease, conditional sales contract or any other agreement, bond, debenture, note or other evidence of indebtedness (other than Subordinated Debt) of the Borrower involving $50,000 or more (or any note in favor of the Bank without regard to amount) or under any indenture or other writing under which any such evidence of indebtedness has been issued or by which it is governed if such default results in the acceleration of payment of any such indebtedness or gives the holder thereof the right to accelerate such indebtedness; or

         (f) The Borrower or the Guarantor shall suffer a final judgment or other order for the payment of money in the amount of $25,000 or more and shall not discharge the same within a period of 30 days in a manner acceptable to the Bank; or

         (g) The issuance or levy of any writ, warrant, attachment, execution or similar process (other than garnishment summons or the like relating to employee wages) against or the attachment of any tax lien to, any property of the Borrower or the Guarantor and, in the case of any such tax lien, the same is not discharged in a manner acceptable to the Bank within a period of 30 days, or such tax lien has become prior to the lien or security interest of the Bank in any such property; or

         (h) The occurrence of any Reportable Event or Prohibited Transaction with respect to any Plan, or any Plan shall not be in compliance with all applicable requirements of ERISA and all applicable rules and regulations thereunder, or any Plan shall terminate, or a trustee or receiver is appointed to administer any Plan, or the Pension Benefit Guaranty Corporation shall institute any proceeding with respect to any Plan provided that no such Event of Default shall exist if such occurrence may be cured under applicable law without any material adverse effect on the Borrower and the Borrower is diligently attempting to do so; or

         (i) The Borrower or the Guarantor shall, for any reason, take any action to revoke, terminate, contest the validity or enforceability of, declare to be null and void, or to otherwise deny that such party has any or further liability or obligation under any Loan Document or any other guaranty, liability or agreement in favor of the Bank, or any Loan Document or other such guaranty, liability or agreement shall otherwise for any reason cease to be in full force and effect; or

         (j) There is a material adverse change in the condition (financial or otherwise), business or property of the Borrower or the Guarantor; or

         (k) Borrower's audited financial statements for the fiscal year ended in January 1997 disclose that (i) Borrower achieved a net income for the twelve month period then ended of less than $750,000; or (ii) Borrower achieved a ratio of Debt (exclusive of Subordinated Debt) to Tangible Net Worth as of the end of such fiscal of more than 2.25:1; or (iii) Borrower had a minimum Tangible Net Worth as of the end of such fiscal year of less than $5,000,000; or (iv)

Borrower had a ratio of its current assets to its current liabilities as of the end of such fiscal year of less than 1:1; or

         (l) Borrower shall fail for a period of at least 60 consecutive days during each fiscal year of Borrower to limit the amount outstanding under the Line of Credit to less than the maximum amount of the Borrowing Base in effect for such period; or

         (m) The Bank shall in good faith believe that the prospect for due and punctual payment or performance of any obligation under any of the Loan Documents is impaired.

    Section 6.02 RIGHTS AND REMEDIES. Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the reasonable satisfaction of the Bank, the Bank may exercise any and all of the following rights and remedies:

         (a) The Bank may, by notice to Borrower, declare the Line of Credit to be terminated, whereupon the same shall terminate and the Bank's obligations to make any Advances thereunder shall terminate.

         (b) The Bank may, by notice to Borrower, declare its obligation to issue Letters of Credit pursuant to the provisions of Section 2.07 to be terminated, whereupon the same shall terminate and the Bank's obligations to issue any Letters of Credit hereunder shall terminate.

         (c) The Bank may declare all principal, interest and other charges and amounts under the Note, and this Agreement to be due and payable, whereupon the same shall become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower.

         (d) The Bank may, without prior notice to Borrower or any other person, apply any and all money owing by the Bank to Borrower to the payment of principal, interest and other charges and amounts under the Note, and this Agreement. Upon exercise of this remedy, the Bank shall promptly notify Borrower.

         (e) The Bank may exercise and enforce their rights and remedies under any of the other Loan Documents, the Uniform Commercial Code and any other applicable law.


                                     ARTICLE VII.

                                    MISCELLANEOUS

    Section 7.01 WAIVER AND AMENDMENT. No provision of the Loan Documents can be waived, modified, amended, abridged, supplemented or terminated, except by a writing executed by the Bank. A waiver shall be effective only in the specific instance and for the specific purpose given. No delay or failure by the Bank to exercise any right or remedy shall be a waiver thereof, nor shall any single or partial exercise by the Bank of any right or remedy preclude any other exercise thereof or the exercise of any other right or remedy. All rights and remedies of the Bank under this Agreement and any other writing are cumulative and not exclusive.

    Section 7.02 COSTS, EXPENSES AND TAXES. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Bank in connection with the evaluation, preparation and processing of Borrower's loan request, the preparation, execution, delivery, amendment and administration of the Loan Documents and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, including, but not limited to, fees and out-of-pocket costs and expenses of counsel to the Bank and counsel to the Participant, closing costs, lien searches,, filing and recording fees, appraisers fees, the costs of pre-loan collateral audits performed by the Bank or the Participant, and any subsequent audits and examinations performed by the Bank. Such costs and expenses shall be payable to the Bank regardless of whether the Loan is funded and may be deducted from the proceeds of the Loan. The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and legal expenses) incurred by the Bank in connection with the enforcement of this Agreement, the Loan Documents or any such other instruments or documents during the continuance of any Event of Default. In addition, the Borrower agrees to pay, and to save the Bank harmless from all liability for, any stamp or similar taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, the issuance of the Note, the recording or filing of any Loan Documents and any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this Section 7.02 shall survive any termination of this Agreement. For the purposes of this Section 7.02, the term "Participant" means Firstar Bank Milwaukee N. A., a national banking association, which will purchase a participation in the Loan from the Bank.

    Section 7.03 ADDRESSES. All notices, requests, demands and other communications provided for under this Agreement and the other Loan Documents shall be in writing and shall be delivered in person, by facsimile transmission or deposited in the mail, postage prepaid, addressed as follows:

         If to the Borrower or the Guarantor:

         Paper Warehouse, Inc.
         Attention:  Mr. Yale T. Dolginow
         7630 Excelsior Boulevard
         St. Louis Park, Minnesota 55426-4504

         With a copy to:

         Maslon, Edelman, Borman and Brand
         Attention:  Mr. Leon I. Steinberg
         3300 Norwest Center
         Minneapolis, Minnesota  55402

         If to the Bank:

         Richfield Bank & Trust Co.
         6625 Lyndale Avenue South
         Richfield, Minnesota 55423
         Attention: Mr. Daniel J. Roberts

         With a copy to:

         Doherty, Rumble & Butler
         Professional Association
         Attention:  C. Robert Beattie
         3500 Fifth Street Towers
         150 South Fifth Street
         Minneapolis, Minnesota  55402


or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be effective when actually delivered, or deposited in the mail, except that notices and requests to the Bank pursuant to Article II shall not be effective until received by the Bank.

    Section 7.04 BINDING EFFECT, ASSIGNMENT; SEVERABILITY. The Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns, except that Borrower shall not have any right to assign any of its rights hereunder or thereunder or any interest herein or therein without the prior written consent of the Bank. The Bank reserves the right to sell or transfer all or a portion of its interest in the Loan and in connection therewith to disclose to any purchaser or potential purchaser of such interest any information furnished to the Bank by Borrower or the Guarantor and to assign to any such purchaser all or a portion of the Bank's rights and interests under the terms of the Loan Documents. If any provision or application of any of the Loan Documents is held unlawful or unenforceable, in any respect, such illegality or unenforceability shall not affect the other provisions or applications which can be given effect, and the Loan Documents shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or therein or prescribed hereby or thereby.

    Section 7.05 JURISDICTION AND VENUE. Borrower and Guarantor consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related in any way to the Loan Documents, waive any argument that venue in such forums is not convenient, and agree that any litigation initiated by Borrower or the Guarantor, against the Bank in connection with the Loan Documents shall be venued in either the District Court of Hennepin County, Minnesota, or the United States District Court, District of Minnesota, Fourth Division.

    Section 7.06 HEADINGS. Article and Section headings in this Agreement are for convenience of reference only, and shall not constitute a part of this Agreement for any other purpose or a limitation of the scope of the particular Articles or Sections to which they refer.

    Section 7.07 GOVERNING LAW. This Agreement and the other Loan Documents (except as otherwise stated therein), shall be governed by and construed in accordance with the laws of the State of Minnesota.

    Section 7.08 FURTHER ASSURANCES. The Borrower and the Guarantor will, at any time and from time to time, execute and deliver, and use their best efforts to cause to be executed and delivered by all necessary persons, such further instruments and take such further action as may be reasonably requested by the Bank in order to cure any defects in the execution and delivery of, or to comply with, or to accomplish the purposes, covenants and agreements contained in this Agreement, the Note, or any other Loan Document, and in connection therewith, the Borrower and the Guarantor shall deliver to the Bank such other documents and take such further actions as the Bank shall, from time to time, reasonably request.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PAPER WAREHOUSE, INC.
(Borrower)


By     /s/ Yale T. Dolginow
  ------------------------------
Title  President
     ---------------------------

/s/ Yale T. Dolginow
--------------------------------
Yale T. Dolginow
(Guarantor)

RICHFIELD BANK & TRUST CO.
(Bank)


By     /s/ [ILLEGIBLE]
  ------------------------------
Title  [ILLEGIBLE]
     ---------------------------




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